Exhibit 99.3

Chemtura AgroSolutions Business of Chemtura Corporation

As of and for the Nine Months ended September 30, 2014

Combined Carve-Out Interim Financial Statements and Footnotes

CHEMTURA AGROSOLUTIONS BUSINESS OF CHEMTURA CORPORATION

COMBINED STATEMENTS OF INCOME (UNAUDITED)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014 and 2013

(in thousands of US dollars)

	Nine months ended September 30,

	2014	2013

NET SALES	$353,801	$342,334

COSTS AND EXPENSES
Cost of goods sold (excluding depreciation)	206,821	208,967
Selling, general and administrative	57,729	48,714
Depreciation and amortization	10,313	10,941
Research and development	7,753	8,583
Facility closures, severance and related benefit	-	(282)
Equity (income) loss	(69)	2,135

OPERATING INCOME	71,254	63,276

Interest expense	(185)	(156)
Other income (expense), net	6,137	(4,411)

Earnings before income taxes	77,206	58,709
Income tax expense	38,072	15,797

Net earnings	$39,134	$42,912

See Accompanying Notes to Combined Financial Statements

CHEMTURA AGROSOLUTIONS BUSINESS OF CHEMTURA CORPORATION

COMBINED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013

(in thousands of US dollars)

	Nine months ended September 30,

	2014		2013
Net earnings	$	39,134	$	42,912

Other comprehensive (loss):
Foreign currency translation		(16,961)		(8,077)

Comprehensive income attributable to Chemtura AgroSolutions Business	$	22,173	$	34,835

See Accompanying Notes to Combined Financial Statements

CHEMTURA AGROSOLUTIONS BUSINESS OF CHEMTURA CORPORATION

COMBINED BALANCE SHEETS

AS OF SEPTEMBER 30, 2014 (UNAUDITED) AND DECEMBER 31, 2013

(in thousands of US dollars)

	September 30, 2014	December 31, 2013
	(unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$5,240	$6,859
Accounts receivable, net	182,985	132,771
Inventories, net	110,744	87,224
Other current assets	15,779	13,852

Total current assets	314,748	240,706

NON-CURRENT ASSETS
Property, plant and equipment, net	24,010	32,693
Intangible assets, net	28,732	28,023
Investments in non-consolidated entities	1,961	5,752
Other assets	5,349	5,086

Total Assets	$374,800	$312,260

LIABILITIES AND NET PARENT INVESTMENT

CURRENT LIABILITIES
Short term debt	$-	$1,130
Accounts payable	37,369	31,243
Accrued expenses	36,336	18,179

Total current liabilities	73,705	50,552

NON-CURRENT LIABILITIES
Asset retirement obligations	117	272
Other non-current liabilities	2,303	2,267

Total liabilities	76,125	53,091

NET PARENT INVESTMENT
Total Net Parent Investment	298,675	259,169

Total Liabilities and Net Parent Investment	$374,800	$312,260

See Accompanying Notes to Combined Financial Statements

CHEMTURA AGROSOLUTIONS BUSINESS OF CHEMTURA CORPORATION

COMBINED STATEMENTS OF CASH FLOWS (UNAUDITED)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013

(in thousands of US dollars)

	Nine months ended September 30,

Increase (decrease) in cash	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$39,134	$42,912
Adjustments to reconcile net earnings to net cash (used in) provided by operating activities
Depreciation and amortization	10,313	10,941
Gain on sale of assets	(32)	(47)
Provision for doubtful accounts	7,508	597
Equity (income) loss	(69)	2,135
Deferred taxes	(340)	-
Facility closures, severance and related benefit	-	(282)
Stock-based compensation expense funded by Chemtura	683	687
Changes in assets and liabilities, net:
Accounts receivable	(68,244)	(29,561)
Inventories	(29,286)	1,385
Accounts payable	8,319	11,269
Other current assets and liabilities	(2,831)	1,039
Other assets	(21)	272
Accrued expenses	18,732	12,478

Net cash (used in) provided by operating activities	(16,134)	53,825

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures – plant, property and equipment	(3,242)	(2,430)
Capital expenditures – crop registration intangibles	(5,256)	(4,634)
Proceeds from sale of assets	141	82
Proceeds from joint venture	3,783	10,895

Net cash (used in) provided by investing activities	(4,574)	3,913

CASH FLOWS FROM FINANCING ACTIVITIES
Net parent investment	20,876	(55,275)
Short term debt repayment	(1,153)	(1,050)

Net cash provided by (used in) financing activities	19,723	(56,325)

CASH AND CASH EQUIVALENTS
Effect of exchange rates on cash and cash equivalents	(634)	(683)

Change in cash and cash equivalents	(1,619)	730
Cash and cash equivalents at beginning of period	6,859	6,419

Cash and cash equivalents at end of period	$5,240	$7,149

See Accompanying Notes to Combined Financial Statements

CHEMTURA AGROSOLUTIONS BUSINESS OF CHEMTURA CORPORATION

COMBINED STATEMENTS OF NET PARENT INVESTMENT (UNAUDITED)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014

(in thousands of US dollars)

	Net Parent Investment
Balance, January 1, 2014	$	259,169
Comprehensive income:
Net earnings		39,134
Equity adjustment for translation of foreign currencies		(16,961)
Contributions attributed to:
Net transfers from parent		17,333

Balance, September 30, 2014	$	298,675

See Accompanying Notes to Combined Financial Statements

NOTES TO COMBINED FINANCIAL STATEMENTS (UNAUDITED)

1)	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

The Chemtura AgroSolutions Business is 100% owned by Chemtura Corporation (“Chemtura”). When we use the terms “Chemtura AgroSolutions Business”, “We”, “Us” and “Our” unless otherwise indicated or the context otherwise indicates, we are referring to the AgroSolutions Business of Chemtura Corporation to indicate the carved-out business to which these financial statements relate. When we use the terms “Chemtura” or the “Company”, unless otherwise indicated or the context otherwise requires, we are referring to Chemtura Corporation and its consolidated subsidiaries.

The Chemtura AgroSolutions Business focuses on specific target applications in six major product lines which include seed treatments, fungicides, miticides, insecticides, growth regulators and herbicides. We have developed our products for use on high-value target crops such as tree and vine fruits, ornamentals and nuts and for commodity row crops such as soybeans, oilseed rape and corn. Our dedicated sales force works with growers and distributors to promote the use of our products throughout a crop’s growth cycle and to address selective regional, climate, and growth opportunities. We expand our presence in worldwide targeted markets by developing or acquiring crop protection products and obtaining registrations for new uses and geographies where demand for our products and services has potential for growth. Our expertise in registering our product offerings and our diverse global position differentiates us from our competitors. We develop and sell our own products and we also sell and register products manufactured by others on a license and/or resale basis.

Our seed treatments are used to coat seeds in order to protect the seed during germination and protect the plant during initial growth phases. Seed treatment is an environmentally attractive form of crop protection involving localized use of agricultural chemicals at much lower use rates than other (foliar) agrichemical treatments. We anticipate growth in seed treatment resulting from the expanded use of higher value genetically modified seed.

Our fungicides are products that prevent the spread of fungi in crops which can cause damage resulting in loss of yield and profit for growers. Our miticides (acaricides) are products that control a variety of mite pests on the crops. Our insecticides are products used against insect pests at different stages of the life cycle from egg and larvae to nymph and adult. They have both crop and public health applications. Our plant growth regulators are products used for controlling or modifying plant growth processes without severe phytotoxicity. Our herbicides are products used to control unwanted plants while leaving the crops they are targeted to treat unharmed.

We work closely with our customers, distributors, and individual growers as part of an on-the-ground coordinated effort. We develop products in response to ongoing customer demands, drawing upon existing technologies and tailoring them to match immediate needs. For example, a grower’s crops may require varying levels of treatment depending on weather conditions and the degree of infestation. Our research and technology is therefore geared towards responding to threats to crops around the world as they emerge under a variety of conditions.

Our experience with registering products is a valuable asset, as registration is a significant barrier to entry, particularly in developed countries. Registration of products is a complex process in which we have developed proficiency over time. The breadth of our distribution network and the depth of our experience enable us to focus on profitable applications that have been less sensitive to competitive pricing pressures than broad commodity segments. This position allows us to attract licensing and resale opportunities from partner companies providing us new products and technologies to accompany our own existing chemistries.

Basis of Presentation

The accompanying combined carve-out interim financial statements are comprised of the Chemtura AgroSolutions Business activities distributed across 52 legal entities (the “Carve-Out Entities”) of the parent company. All intercompany balances and transactions between the operations of the Carve-Out Entities have been eliminated in the accompanying combined financial statements, no intercompany transactions existed outside of the Carve-Out Entities.

The accompanying combined financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“US GAAP”). These combined financial statements have been extracted from the accounting records of Chemtura on the basis of accounting policies and procedures described below in the section entitled Accounting Policies. These combined financial statements are not intended to be a complete presentation of the financial position or results of operations of the Chemtura AgroSolutions Business had it been a stand-alone entity. Our historical results of operations, financial position, and cash flows may not be indicative of what they would actually have been had we been a separate stand-alone entity, nor are they indicative of what our results of operations, financial position and cash flows may be in the future.

The combined financial statements have been prepared to assist in Chemtura’s proposed divestiture of its Chemtura AgroSolutions Business and to demonstrate the historical results of operations, financial position and cash flows of the Chemtura AgroSolutions Business for the indicated periods under Chemtura’s management.

The accompanying combined financial statements reflect the assets and liabilities that are directly attributable to the Chemtura AgroSolutions Business. The assets and liabilities excluded from the accompanying combined financial statements consist of:

-        Cash that has been swept into Chemtura’s centralized cash management system. For most of the entities constituting its business including the Chemtura AgroSolutions Business, Chemtura uses a centralized cash management approach to finance its operations. Accordingly, none of the cash or cash equivalents, debt or capital leases, including interest thereon not directly related to the Chemtura AgroSolutions business, has been reflected in these combined financial statements.

-        Other assets and liabilities at Chemtura subsidiary companies that are not directly related to, or are not specifically owned by, or commitments of the Chemtura AgroSolutions Business, including fixed assets shared by the Chemtura AgroSolutions business with other Chemtura businesses.

Revenue and costs directly related to the Chemtura AgroSolutions Business have been entirely attributed to the Chemtura AgroSolutions Business in the accompanying combined financial statements. We also receive services and support from other functions of Chemtura. Our operations are dependent upon the ability of these other businesses and functions to provide these services and support. The costs associated with these services and support have been allocated to us using methodologies primarily based on proportionate revenues or proportionate headcount of the Chemtura AgroSolutions Business, as compared to the revenues or headcount of Chemtura as a whole, which we believe is the most appropriate method of allocation. These allocated costs are primarily related to corporate administrative expenses and restructuring costs, employee related costs including pensions and other benefits, for corporate and shared employees, depreciation expense on shared assets, and rental and usage fees for shared assets for the following functional groups: information technology; legal; accounting and finance; human resources; marketing and product support; product development; customer support; treasury; facility; and other corporate and infrastructural services.

These allocated costs are recorded primarily in cost of goods sold (“COGS”), research and development (“R&D”), and selling, general and administrative (“SG&A”) expenses in the combined statements of income. Income taxes have been accounted for using the separate return method in the accompanying combined financial statements as described below. Management believes the assumptions and allocations underlying the combined financial statements are reasonable and appropriate under the circumstances.

These combined carve-out interim financial statements should be read in conjunction with the combined carve-out financial statements and notes for the period ended December 31, 2013. The combined results of operations for the nine months ended September 30, 2014 are not necessarily indicative of the results expected for the full year.

The combined carve-out interim financial statements included herein are unaudited; however, they contain all adjustments (consisting of only normal recurring adjustments) which, in the opinion of management, are necessary to present fairly the combined financial position of the Chemtura AgroSolutions Business as of September 30, 2014, and the results of its operations and cash flows for the nine months ended September 30, 2014 and September 30, 2013.

Accounting Policies

Combined Financial Statements

The combined financial statements include the global historical assets, liabilities and operations of the Chemtura AgroSolutions Business. All significant transactions and balances between operations within the Chemtura AgroSolutions Business have been eliminated when preparing the carve-out combined financial statements. All significant balances between the Chemtura AgroSolutions Business legal entities and other Chemtura legal entities have been reflected in Net Parent Investment in the accompanying combined balance sheets.

Revenue Recognition

All of Chemtura AgroSolutions Business revenues are derived from the sale of products, net of reductions for sales discounts and volume discounts. Revenue is recognized when risk of loss and title to the product is transferred to the customer. Revenue is recorded net of taxes collected from customers that are remitted to governmental authorities with the collected taxes recorded as current liabilities until remitted to the respective governmental authorities. Our products are sold subject to various shipping terms. Our terms of delivery are included on our sales invoices and order confirmation documents.

Accounts Receivable, net

Accounts receivable are recorded at the invoiced amount less an allowance for doubtful accounts. Included in our accounts receivable, net are allowances for doubtful accounts in the amount of $13,813 thousand as of September 30, 2014 and $8,570 thousand as of December 31, 2013. The allowance for doubtful accounts reflects a reserve representing our estimate of the amounts that may not be collectible. We consider many factors in estimating our reserves, including historical data, experience, customer types, credit worthiness and economic trends. From time to time, we may adjust our assumptions for anticipated changes in any of these or other factors expected to affect collection. In August 2014, we were notified one customer in Brazil and a customer group in Kazakhstan were experiencing financial distress which culminated from financial difficulties that existed for these customers prior to June 30, 2014. Accordingly, we increased our allowance for doubtful accounts by $2,600 thousand and $3,050 thousand for Kazakhstan and Brazil respectively. Accounts receivable, net also includes a reserve for sales returns in the amount of $3,047 thousand as of September 30, 2014 and $2,744 thousand as of December 31, 2013 based on historical return rates.

In addition we recognize customer rebates as a reduction of sales. Customer rebates are primarily based on customers achieving defined sales targets over a specified period of time. We estimate the cost of these rebates based on the likelihood of the rebate being achieved and recognize the cost as a deduction from sales when such sales are recognized. Rebate programs are monitored on a regular basis and adjusted as required. Our allowances for customer rebates were $4,248 thousand as of September 30, 2014 and $3,240 thousand as of December 31, 2013. Customer rebates outside of the U.S. are included as a reduction to accounts receivable on our combined balance sheets as they are typically settled as credits. Customer rebates in the U.S. are included in accrued expenses on our combined balance sheets as they are typically settled in cash.

Inventory Valuation

Inventories are valued at the lower of cost or market. Cost is determined using the first-in, first-out (“FIFO”) method. Adjustments to net realizable value for excess and obsolete inventory are estimated and recorded based on a variety of factors, including the age of the inventory, product and regulatory changes, and estimated future demand.

Operating Costs and Expenses

Cost of goods sold (COGS) includes all costs incurred in manufacturing goods, including raw materials, direct manufacturing costs and manufacturing overhead. COGS also includes warehousing, distribution, engineering, purchasing, customer service, environmental, health and safety functions, and shipping and handling costs for outbound product shipments. Selling, general & administration (SG&A) expenses include costs and expenses related to the following functions and activities: selling, advertising, marketing, legal, provision for doubtful accounts, business related and corporate facilities and administration. SG&A also includes accounting, information technology, finance and human resources, excluding direct support in manufacturing operations, which is included as COGS. Research and development (R&D) expenses include basic and applied research and development activities of a technical and non-routine nature. R&D costs are expensed as incurred. COGS, SG&A and R&D expenses exclude depreciation and amortization expenses which are presented on a separate line in the accompanying combined statements of income.

Property, Plant and Equipment

Property, plant and equipment are carried at cost, and are depreciated over their estimated economic useful lives. Depreciation expense is computed on the straight-line method using the following ranges of asset lives: land improvements - 3 to 20 years; buildings and improvements - 2 to 40 years; machinery and equipment - 2 to 25 years; information systems and equipment - 2 to 10 years; motor vehicles – 5 to 9 years; and furniture, fixtures and other - 1 to 10 years.

Renewals and improvements that significantly extend the useful lives of the assets are capitalized. Capitalized leased assets and leasehold improvements are depreciated over the shorter of their useful lives or the remaining lease term. Expenditures for maintenance and repairs are charged to expense as incurred.

Intangible Assets

Patents, crop re-registration costs, trademarks, production rights and other intangibles assets are being amortized principally on a straight-line basis over their estimated useful lives using the following ranges: patents - 5 to 20 years; crop re-registration costs – 15 years in the United States and 10 years in Europe; trademarks - 6 to 40 years; production rights - 10 years; and other intangibles - 5 to 20 years.

Investments in Non-Consolidated Entities

Through September 30, 2014, Chemtura AgroSolutions had an investment in an unconsolidated affiliate, ISEM S.r.l. (“ISEM”), accounted for under the equity method (see Note 18). Under the equity method, carrying value is adjusted for Chemtura AgroSolutions’ share of the investees’ earnings and losses, as well as capital contributions to and distributions from the company. Distributions in excess of equity method earnings are recognized as a return of investment and recorded as investing cash inflows in the accompanying combined statements of cash flows. Chemtura AgroSolutions classifies operating income and losses as well as gains and impairments related to its investment in the unconsolidated affiliate as a component of operating income or loss, as Chemtura AgroSolutions’ investment in such unconsolidated affiliate is an extension of the their core business operations. Equity method investments are reported as investments in non-consolidated entities on the combined balance sheets.

Chemtura AgroSolutions has an investment in an unconsolidated affiliate, Certis Europe B.V., over which it does not have the ability to exercise significant influence and is accounted for under the cost method. In accordance with the cost method, the initial investment is recorded at cost and we record dividend income when applicable dividends are declared. Cost method investments are reported as investments in non-consolidated entities on the balance sheet. If a decline in the fair value of a cost method investment is determined to be other than temporary, an impairment charge is recorded and the fair value becomes the new cost basis of the investment.

Recoverability of Long-Lived Assets

We evaluate the recoverability of the carrying value of certain long-lived assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Under such circumstances, we assess whether the projected undiscounted cash flows of our long-lived assets are sufficient to recover the existing unamortized cost of our long-lived assets. If the undiscounted projected cash flows are not sufficient, we calculate the impairment amount by discounting the projected cash flows using our weighted-average cost of capital. The amount of the impairment is written off against earnings in the period in which the impairment is determined.

Pension Benefits

U.S. Chemtura AgroSolutions Business employees participate in the defined contribution pension plans as administered and sponsored by Chemtura. Pension expense related to these defined contribution plans for the Chemtura AgroSolutions Business is reflected in net earnings on the combined statements of income.

Income Taxes

For the purpose of these combined financial statements, the tax provision of the Chemtura AgroSolutions Business was derived from financial information included in the consolidated financial statements of Chemtura, including allocations and eliminations deemed necessary by management. The Chemtura AgroSolutions Business does not file separate U.S. federal tax returns, but rather is included as part of the various U.S. returns filed by Chemtura or its subsidiaries. For the purpose of the combined financial statements, the Chemtura AgroSolutions Business tax provision was computed as if it were a separate company using the tax rates in effect at the time. Chemtura manages its tax position for the benefit of its entire portfolio of businesses, and its tax strategies, including utilization of loss carry forwards, are not necessarily reflective of what the Chemtura AgroSolutions Business would have followed as a standalone entity.

Accrued federal, state and foreign income tax balances are treated as fully settled with Chemtura immediately. Therefore, they are included in net parent investment in the accompanying combined balance sheets.

We account for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities using enacted rates. The effect of a change in tax rates on deferred tax assets is recognized in income in the period expected to apply its taxable income in the years in which these temporary differences are expected to be recovered or settled.

We recognize the financial statement effects of an uncertain income tax position when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. We accrue for other tax contingencies when it is probable that a liability to a taxing authority has been incurred and the amount of the contingency can be reasonably estimated.

Provision is made for taxes on undistributed earnings of foreign subsidiaries and related companies to the extent that such earnings are not deemed to be indefinitely reinvested.

The tax benefit or valuation allowance relates to net operating losses (NOL’s) is recognized and is evaluated on a stand- alone basis.

In establishing the appropriate income tax valuation allowances, the Chemtura AgroSolutions Business assesses its net deferred tax assets based on all available evidence, both positive and negative, to determine whether it is more likely than not that the remaining net deferred tax assets or a portion thereof will be realized.

Environmental Liabilities

Each quarter we evaluate and review our estimates for future remediation, operation and management costs directly related to environmental remediation, to determine appropriate environmental reserve amounts. For each site where remediation is probable and the cost is reasonably estimable, we determine the specific measures that are believed to be required to remediate the site, the estimated total cost to carry out the remediation plan, the portion of the total remediation costs to be borne by us and the anticipated time frame over which payments to implement the remediation plan will occur. At sites where we expect to incur ongoing operations and maintenance expenditures, we accrue on an undiscounted basis, for a period of generally 10 years, those costs which are probable and reasonably estimable.

Litigation and Contingencies

In accordance with guidance in ASC Topic 450, Contingencies, we record in our combined financial statements amounts representing our estimated liability for claims, litigation and guarantees. As information about current or future litigation or other contingencies becomes available, management assesses whether such information warrants the recording of additional expenses relating to those contingencies. We record such amounts when it is probable that a liability has been incurred and the amount can be reasonably estimated.

Stock-Based Compensation

Compensation expense includes grants under Chemtura’s stock based compensation plans to employees of the Chemtura AgroSolutions Business. We recognize compensation expense for stock-based awards issued over the requisite service period for each separately vesting tranche, as if multiple awards were granted. Stock-based compensation expense is measured at the date of grant, based on the fair value of the award.

Translation of Foreign Currencies

Our combined financial statements are presented in U.S. Dollars. The financial statements of our operations whose functional currency is not the U.S. Dollar are translated into U.S. Dollars at the exchange rates in effect at the balance sheet dates for assets and liabilities and at weighted average rates for the period for revenues and expenses. The unrealized foreign currency translation gains and losses on the net investment in these foreign operations are accumulated in the Net Parent Investment account as a component of other comprehensive income (loss), net of tax.

Cash and Cash Equivalents

Treasury activities of Chemtura are generally centralized. Cash balances for certain international locations are managed locally. Therefore, to the extent that cash balances are legally owned by the Chemtura AgroSolutions Business, they are reflected in the combined balance sheets and statements of cash flows.

Cash and cash equivalents include bank term deposits with original maturities of three months or less. There was no restricted cash included in cash and cash equivalents in the Chemtura AgroSolutions Business combined balance sheets at September 30, 2014 and December 31, 2013.

Sale of Accounts Receivables

Our Brazilian subsidiary (the “Seller”) utilized trade receivables financing facilities (the “Brazilian A/R Financing Facilities – Vendor Cambial”) with Citibank Brazil and Banco Itaú. Pursuant to these Brazilian A/R Financing Facilities – Vendor Cambial, and subject to certain conditions stated therein, the banks have agreed to finance for the end customers, on a revolving basis, certain trade receivables up to a maximum amount outstanding at any time of $24 million for Citibank and $8.5 million for Banco Itaú. We deemed the receivables settled upon receipt of funds from the banks. However, in August 2014, the bank notified us of a customer non-payment from one participant of this program. We settled our obligation to the bank during the third quarter.

In July 2014, we terminated our Brazilian A/R Financing Facilities – Vendor Cambial programs with Citibank Brazil and Banco Itaú.

As of September 30, 2014 and December 31, 2013, there was $0.9 million and $29.5 million, respectively, of outstanding accounts receivables under these Brazilian A/R Financing Facilities. Cost associated with this facility of $272 thousand and $1,339 thousand for the nine months ended September 30, 2014 and September 30, 2013 respectively, are included in SG&A in our combined statements of income.

Supplemental Cash Flow Information

Change in net parent investment in the combined statements of cash flows excludes stock based compensation costs, severance and related costs provided by Chemtura, allocated depreciation on shared assets, and changes in net assets due to foreign currency translation as they are non-cash transactions.

Segment Reporting

Chemtura AgroSolutions identifies its operating segments based on business activities, management responsibility, and geographical location. Currently, Chemtura AgroSolutions has organized its operations into a single operating segment that develops, manufactures and sells agricultural chemicals formulated for crops across geographic regions for the purpose of enhancing crop quality and improving crop yields. Chemtura AgroSolutions manages the production process from a global perspective as manufacturing plants are strategically located in several geographical regions and may serve one region or multiple regions.

Use of Estimates

The preparation of the combined financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the combined financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates. Estimates are used on a regular basis and, with the information available, management reviews its estimates when accounting for items and matters such as revenue recognition and accruals relating to environmental costs, allowances for uncollectible accounts receivable, inventory provisions, product warranties, estimated useful lives of intangible assets and plant and equipment, asset valuations, impairment and recoverability assessments, employee benefits and share-based compensation, taxes and related valuation allowances and provisions, restructuring and other provisions, contingencies and allocations of various expenses that have historically been incurred by Chemtura.

Accounting Developments

In February 2013, the FASB issued ASU 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income (“ASU 2013-02”). The guidance in ASU 2013-02 requires an organization to present the effects on the line items of net income of significant amounts reclassified out of accumulated other comprehensive income, but only if the item reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period. The guidance in ASU 2013-02 is effective for fiscal years beginning after December 15, 2012. The adoption of this guidance did not have an impact on our results of operations of financial position because it only provides for enhanced disclosure requirements.

In March 2013, the FASB issued ASU 2013-05, Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity (“ASU” 2013-05”) . The amendments in ASU 2013-05 address the accounting for the cumulative translation adjustment when a parent either sells a part or all of its investment in a foreign entity or no longer holds a controlling financial interest in a subsidiary or group of assets that is a nonprofit activity or a business within a foreign entity. The amendments are effective prospectively for fiscal years (and interim reporting periods within those years) beginning after December 15, 2013 (early adoption is permitted). The adoption of this amendment did not have a material impact on our financial statements.

In July 2013, the FASB issued ASU No. 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists (“ASU 2013- 11”), providing guidance on the presentation of unrecognized tax benefits in the financial statements as either a reduction to a deferred tax asset or either a liability to better reflect the manner in which an entity would settle at the reporting date any additional income taxes that would result from the disallowance of a tax position when net operating loss carryforwards, similar tax losses or tax credit carryforwards exist. The amendments in this ASU do not require new recurring disclosures. The amendments in this ASU are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The amendments in this ASU should be applied prospectively to all unrecognized tax benefits that exist at the effective date. The adoption of the amendments in this ASU did not have a significant impact on our financial statements.

In April 2014, the FASB issued ASU No. 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity (“ASU 2014-08”). This guidance improves GAAP by more faithfully representing when a company or other organization discontinues its operations. ASU 2014-08 changed the criteria for reporting a discontinued operation. Under the new guidance, a disposal of part of an organization that has a major effect on its operations and financial results is a discontinued operation. ASU 2014-08 is effective on a prospective basis for interim and annual periods beginning on or after December 15, 2014 although early adoption is permitted. The adoption of the amendments in this ASU would not have an impact on our financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”), which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. This ASU will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. The new standard is effective on January 1, 2017. Early application is not permitted. The standard permits the use of either the retrospective or cumulative effect transition method. We are evaluating the effect that the ASU will have on our combined financial statements and related disclosures. We have not yet selected a transition method nor have we determined the effect of the standard on our ongoing financial reporting.

Risks and Uncertainties

Our revenues are largely dependent on the continued operation of our manufacturing facilities. There are many risks involved in operating agro chemical manufacturing plants, including the breakdown, failure or substandard performance of equipment, operating errors, and natural disasters, the need to comply with directives of, and maintain all necessary permits from, government agencies as well as potential terrorist attacks. Our operations can be adversely affected by raw material shortages, labor force shortages, energy shortages, work stoppages, increases in the price of raw materials or energy and our ability to recover cost increases through increased selling prices for our products and events impeding or increasing the cost of transporting our raw materials and finished products. The occurrence of material operational problems, including but not limited to the events described above, may have a material adverse effect on the productivity and profitability of a particular manufacturing facility.

Our operations are also subject to various hazards incident to the production of industrial chemicals. These include the use, handling, processing, storage and transportation of certain hazardous materials. Under certain circumstances, these hazards could cause personal injury and loss of life, severe damage to and destruction of property and equipment, environmental damage and suspension of operations. Claims arising from any future catastrophic occurrence at any one of our facilities may result in us being named as a defendant in lawsuits asserting potential claims.

Sales volumes for our products, like all agricultural products, are subject to the sector’s dependency on weather, disease and pest infestation conditions. Adverse weather conditions in a particular region could adversely impact our financial condition, results of operations and cash flows. Additionally, our products are typically sold pursuant to contracts with extended payment terms in Latin America and Europe. Customary extended payment periods, which are tied to particular crop growing cycles, render us susceptible to losses from receivables during growing seasons in which harvests are weak and may adversely affect our results of operations and cash flows.

In all regions of the world there are directives, laws and/or regulations that require the testing and registration of all agrochemical products before they can be sold for application to crops. Each country appoints agencies responsible for the administration of these approval processes. Under these laws or when such laws and regulations are periodically changed, the products that have been previously registered may be required to undergo a process of re-registration. The re-registration process frequently demands tests to be repeated to more modern and exacting standards or may even require completely new types of tests to be completed. These tests and processes for both new and existing agrochemical products can take significant time to complete and resources to perform, and may ultimately be unsuccessful in their objective of securing a registration of new products or re-registration of existing products. There is no assurance when an existing product requires re-registration that it will be approved for continuing use or all of its previously approved uses can be sustained. Globally, many of our products are subject to such re-registration processes which may result in products having their approval for sale withdrawn in some countries.

International operations are subject to various risks which may or may not be present in U.S. operations. These risks include political instability, the possibility of expropriation, restrictions on dividends and remittances, instabilities of currencies, requirements for governmental approvals for new ventures and local participation in operations such as local equity ownership and workers’ councils. Currency fluctuations between the U.S. dollar and the currencies in which we conduct business have caused and will continue to cause foreign currency transaction gains and losses, which may be material. Any of these events could have an adverse effect on our international operations.

2)	RESTRUCTURING AND ASSET IMPAIRMENT ACTIVITIES

Restructuring Activities

During the second quarter of 2014, Chemtura approved further actions to consolidate its business’ organizational structure, which are in line with the restructuring actions approved by the Board in 2013. None of these restructuring actions materially benefitted or adversely impacted Chemtura AgroSolutions. There were no allocations of restructuring charges to Chemtura AgroSolutions related to the 2014 restructuring actions.

In February 2013, Chemtura approved a restructuring plan providing for, actions to reduce stranded costs related to divestitures of Antioxidants and Consumer products businesses and preserve pre-divestiture operating margins following the portfolio changes. Further, in October 2013, Chemtura approved additional restructuring actions to consolidate Chemtura’s Industrial business organizational structure in an effort to streamline the organization and gain efficiencies and additional cost savings. None of these restructuring plans materially benefitted or impacted Chemtura AgroSolutions as these plans were focused on reducing stranded costs that had previously been absorbed by the divested businesses of Chemtura. There were no allocations of restructuring charges to Chemtura AgroSolutions related to the 2013 restructuring plan.

In April, 2012 Chemtura approved actions to improve the operating effectiveness of certain global corporate functions. This plan is expected to reduce costs in the areas of Finance and Information Technology. Chemtura allocated a pre-tax restructuring charge of $2,687 thousand to Chemtura AgroSolutions to facility closures, severance and related costs for the year ended December 31, 2012. The remaining accrual for the 2012 plan ($18 thousand at December 31, 2013) was settled in 2014.

Asset Impairments

No impairment charge was recorded for the nine months ended September 30, 2014 and September 30, 2013.

3)	INVENTORIES

(In thousands)	September 30, 2014	December 31, 2013
Finished goods	$85,495	$64,821
Work in process	3,559	4,709
Raw materials and supplies	21,690	17,694

	$110,744	$87,224

Included in the above net inventory balances are inventory obsolescence reserves of approximately $2,859 thousand and $3,302 thousand as of September 30, 2014 and December 31, 2013 respectively. The increase of inventory balances at September 30, 2014 was primarily due to seasonality of the business.

4)	PROPERTY PLANT AND EQUIPMENT

(In thousands)	September 30, 2014	December 31, 2013
Land and improvements	$721	$6,405
Buildings and improvements	9,997	22,946
Machinery and equipment	60,742	82,595
Information systems and equipment	10,398	11,781
Motor vehicles	1,662	3,170
Furniture, fixtures and other	3,023	1,910
Construction in progress	3,098	1,727

	89,641	130,534
Less: accumulated depreciation	(65,631)	(97,841)

	$24,010	$32,693

During 2013, the Ankerweg facility located in the Netherlands was dedicated for production related to the CAS business, and the requisite fixed asset balances are included in the combined carve-out balance sheet as of December 31, 2013. In 2014 management implemented an operational change and re-purposed the Ankerweg facility to incorporate both CAS and non-CAS production activities. As a result certain fixed assets have been re-characterized from “dedicated” to “shared” for purposes of expense allocation. Accordingly, these shared assets have been excluded from the combined carve-out balance sheet as of September 30, 2014 in conformity with the historical CAS financial statement basis of preparation. The assets were accounted for as transfers between common controlled entities, and recorded through the Net Parent Investment account. The gross cost and related accumulated depreciation for the transfer approximated $37,433 thousand and $29,347 thousand respectively. Refer to Note 1 – Basis of Presentation

Depreciation expense amounted to $5,830 thousand and $5,662 thousand for nine months ended September 30, 2014, and September 30, 2013 respectively (includes allocated depreciation on shared assets of $3,169 thousand and $2,361 thousand for nine months ended September 30, 2014, and September 30, 2013 respectively).

5)	INTANGIBLE ASSETS

The intangible assets of the Chemtura AgroSolutions Business are comprised of the following:

	September 30, 2014			December 31, 2013
(In thousands)	Gross Value	Accumulated Amortization	Net Intangibles	Gross Value	Accumulated Amortization	Net Intangibles
Patents	$2,444	$(2,444)	$-	$2,489	$(2,482)	$7
Crop registration	60,780	(32,738)	28,042	56,282	(29,030)	27,252
Trademarks	22,914	(22,779)	135	22,923	(22,788)	135
Production rights	826	(448)	378	820	(383)	437
Other	7,258	(7,081)	177	7,465	(7,273)	192

Total	$94,222	$(65,490)	$28,732	$89,979	$(61,956)	$28,023

Amortization expense related to intangible assets amounted to $4,483 thousand and $5,279 thousand during the nine months ended September 30, 2014 and September 30, 2013 respectively. The total amount is comprised of $3,971 thousand and $3,414 thousand related to crop registration costs at September 30, 2014 and September 30, 2013 respectively and $512 thousand and $1,865 thousand related to trademarks, production rights and other intangibles at September 30, 2014 and September 30, 2013 respectively.

6)	INVESTMENTS IN NON-CONSOLIDATED ENTITIES

(In thousands)
Equity Method Investment	September 30, 2014	December 31, 2013
ISEM S.r.l. (50%)	$74	$3,865

Cost Method Investment
Certis Europe B.V. (15%)	1,887	1,887

	$1,961	$5,752

On January 26, 2011, we announced the formation of ISEM S.r.l. (“ISEM”), a strategic research and development alliance with Isagro S.p.A., which provided us access to two commercialized products and accelerated the development and commercialization of new active ingredients and molecules related to our Chemtura AgroSolutions Business. ISEM is a 50/50 joint venture between us and Isagro S.p.A. and is being accounted for as an equity method investment. Our investment in the joint venture was €20 million ($26 million), which was made in January 2011. During 2011 and 2012, we made our pro-rata share of shareholder loans to ISEM to fund operating requirements in the amount of €2.27 million ($3.0 million). These loans are recorded as other assets on the combined balance sheets.

During 2013, ISEM sold, in two separate transactions, its two product lines for a sum of €38 million ($51 million) and recorded a gain in its financial statements. We received a return of capital of €15 million ($20 million) and €2 million ($3 million) as a full repayment of a shareholder loan during 2013.

During the nine months ended September 2014, we received a return of capital of €2.8 million ($3.8 million). The joint venture continued to hold cash, accounts receivable, inventory and other administrative and tax accruals. We recorded equity income of $69 thousand and equity loss of $2,135 thousand for nine months ended September 30, 2014 and September 30, 2013, respectively. ISEM was dissolved during the fourth quarter of 2014. Refer to Note – 18 Subsequent Events for additional information.

On January 1, 2001, the Company entered into a 15% cost method investment in Certis Europe B.V. in an amount of $1,887 thousand.

7)	DEBT

Our Debt is comprised of the following:

(In thousands)	September 30, 2014	December 31, 2013
Line of credit facility in India	$-	$1,130

Our credit facility in India is a short term on demand facility supported by a U.S. parent guarantee and can be terminated upon payment of the outstanding balance. On April 8, 2010, we entered into an initial facility with Citibank of $1.45 million which was increased to $10 million on May 19, 2011. The interest rate on the line of credit is based on India’s local prime rate plus 75 basis points. During fiscal year 2014, the short term credit facility has been repaid. For the period ended September 30, 2014 and September 30, 2013 the interest rate on drawn down balances was 11.7% and 11.0% respectively. The interest expense was $20 thousand and $147 thousand for the period ended September 30, 2014 and September 30, 2013 respectively.

8)	ACCRUED EXPENSES

Our Accrued expenses are comprised of the following:

(In thousands)	September 30, 2014	December 31, 2013
Accrued customer rebates	$23,414	$4,754
Accrued compensation and benefits	4,661	5,229
VAT payable	3,886	1,985
Other accrued liabilities	4,375	6,211

	$36,336	$18,179

Accruals related to our customer rebate program in the U.S. are included in accrued expenses as they are typically settled in cash. This program operates from October to September annually, with payments of rebates accrued occurring in the last three months of the calendar year. The timing of these accruals and payments, in addition to seasonally higher sales in the spring and summer months, contributed to the significant increase in accrued customer rebates from December 31, 2013 to September 30, 2014.

9)	LEASES

Rental expenses under operating leases for nine months ended September 30, 2014 and September 30, 2013 were $1,647 thousand and $1,886 thousand respectively.

Real estate taxes, insurance and maintenance expenses are generally our obligations and, accordingly, were not included as part of rental payments. It is expected that in the normal course of business, leases that expire will be renewed or replaced by similar leases.

10)	OTHER INCOME (EXPENSE), NET

Other income (expense), net includes the following:

	Nine months ended September 30,

(In thousands)	2014	2013
Foreign exchange gain (loss), net	$5,928	$(5,229)
Other income, net	209	818

	$6,137	$(4,411)

11)	INCOME TAXES

For the nine months ended September 30, 2014 and September 30 2013, we reported an income tax expense of $38,072 thousand and $15,797 thousand, respectively. The tax expense reported for the nine months ended September 30, 2014 and September 30, 2013 is related to taxable income of certain of our international and domestic subsidiaries. For the nine months ended September 30, 2014, $9,641 thousand of foreign withholding taxes on dividends paid has been included in the tax provision.

In the nine months ended September 30, 2014, we maintained a valuation allowance against the tax benefits associated with our year-to-date losses in certain international jurisdictions. We will continue to adjust our tax provision through the establishment or reduction of non-cash valuation allowances until we determine that it is more-likely than not that the net deferred tax assets associated with our international operations will be utilized.

We have net liabilities related to unrecognized tax benefits of $561 thousand and $592 thousand at September 30, 2014 and December 31, 2013, respectively. We recognize interest and penalties related to unrecognized tax benefits as income tax expense.

We believe it is reasonably possible that our unrecognized tax benefits may decrease within the next year. This reduction may occur due to the statute of limitations expirations or conclusion of examinations by tax authorities. We further expect that the amount of unrecognized tax benefits will continue to change as a result of ongoing operations, the outcomes of audits and the expiration of the statutes of limitations. This change is not expected to have a significant impact on our financial condition.

12)	STOCK INCENTIVE PLANS

Compensation programs include share-based payments under various Chemtura stock-based compensation plans. Awards under these plans are granted to eligible officers, management employees and non-employee directors of Chemtura. Awards may be made in the form of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock units (“RSUs”) and performance shares. Under the plans, Chemtura issues additional shares of common stock upon the exercise of stock options or the vesting of RSUs.

Description of the Plans

When Chemtura’s Plan of Reorganization became effective on November 10, 2010, Chemtura implemented the Chemtura 2010 Long-Term Incentive Plan (the “2010 LTIP”) which had been previously approved by the Bankruptcy Court. All stock-based compensation plans existing prior to the Effective Date were terminated and any unvested or unexercised shares associated with these plans were cancelled. The 2010 LTIP provides for grants of nonqualified stock options, incentive stock options, stock appreciation rights, dividend equivalent rights, stock units, bonus stock, performance awards, share awards, restricted stock, time based RSU’s and performance based RSU’s. The 2010 LTIP provides for the issuance of a maximum of 11 million shares to eligible Chemtura employees, in which certain Chemtura AgroSolutions Business employers are eligible to participate. Non-qualified and incentive stock options may be granted under the 2010 LTIP at prices equal to the fair market value of the underlying common shares on the date of the grant. All outstanding stock options will expire not more than ten years from the date of the grant. As of September 30, 2014, grants authorized under the 2010 LTIP are being administered through the following award plans; the 2009 Emergence Incentive Plan (the “2009 EIP”), the 2010 Emergence Incentive Plan (the “2010 EIP”), the 2010 Emergence Award Plan (the “2010 EAP”) and the 2011 Long-Term Incentive Plan (the “2011 LTIP”), 2012 Long-Term Incentive Awards (the “2012 Awards”), 2013 Long-Term Incentive Awards (the “2013 Awards”) as well as other grants made to the Board of Directors.

Total stock-based compensation expense, including amounts for RSUs and stock options, were $683 thousand and $687 thousand for the nine months ended September 30, 2014 and September 30, 2013 respectively. These expenses were reflected as follows in the combined statements of income:

	Nine months ended September 30,

	2014	2013
Selling, general and administrative expenses	$640	$630
Cost of goods sold	35	53
Research and development expenses	8	4

	$683	$687

13)	PENSIONS AND OTHER POST-RETIREMENT PLANS

Substantially all U.S. Chemtura AgroSolutions Business employees participate in the U.S. defined contribution pension plans as administered and sponsored by Chemtura. Contributions made by Chemtura for the defined contribution plans are determined as a percentage of the covered employee’s salary.

14)	FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS

Financial Instruments

The carrying amounts for cash and cash equivalents, accounts receivable, other current assets, accounts payable and other current liabilities approximate their fair value because of the short-term maturities of these instruments.

Fair Value Measurements

We apply the provisions of ASC Topic 820 with respect to our financial assets and liabilities that are measured at fair value within the financial statements on a recurring basis. ASC Topic 820 specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our market assumptions. The fair value hierarchy specified by ASC Topic 820 is as follows:

—            Level 1 – Quoted prices in active markets for identical assets and liabilities.

—            Level 2 – Quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active or other inputs that are observable or can be corroborated by observable market date.

—            Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities.

15)	ASSET RETIREMENT OBLIGATIONS

We apply the provisions of ASC Topic 410, Asset Retirements and Environmental Obligations (“ASC 410”), which require companies to make estimates regarding future events in order to record a liability for asset retirement obligations in the period in which a legal obligation is created. Such liabilities are recorded at fair value, with an offsetting increase to the carrying value of the related long-lived assets. The fair value is estimated by discounting projected cash flows over the estimated life of the assets using Chemtura AgroSolutions Business credit adjusted risk-free rate applicable at the time the obligation is initially recorded. In future periods, the liability is accreted to its present value and the capitalized cost is depreciated over the useful life of the related asset. We also adjust the liability for changes resulting from revisions to the timing or the amount of the original estimate. Upon retirement of the long-lived asset, we either settle the obligation for its recorded amount or incur a gain or loss.

Our asset retirement obligations include estimates for all asset retirement obligations identified for Chemtura AgroSolutions Business worldwide facilities. Our asset retirement obligations are primarily the result of legal obligations for the removal of leasehold improvements and restoration of premises to their original condition upon termination of leases at approximately seven facilities and warehouses; and decommissioning and decontamination obligations that are legally required to be fulfilled upon closure of two of our manufacturing facilities.

The following is a summary of the change in the carrying amount of the non-current asset retirement obligations during 2014 and 2013, the net book value of assets related to the asset retirement obligations at September 30, 2014 and December 31, 2013 and the related depreciation expense recorded for nine months ended September 30, 2014 and September 30, 2013.

(In thousands)	September 30, 2014	December 31, 2013
Asset retirement obligation balance at beginning of year	$272	$243
Transfer of shared liabilities through Net Parent Investment	(163)	-
Accretion expense - cost of goods sold	10	26
Payments	-	-
Foreign currency translation	(2)	3

Asset retirement obligation balance at end of period	$117	$272

Net book value of asset retirement obligation assets at end of period	$5	$5

At September 30, 2014 and December 31, 2013, $219 thousand and $78 thousand of the current asset retirement obligation balance were included in accrued expenses on our combined balance sheet respectively.

The related depreciation expense for the nine months ended September 30, 2014 and September 30, 2013 was nil.

16)	LEGAL PROCEEDINGS AND CONTINGENCIES

The Chemtura AgroSolutions Business is involved in claims, litigation, administrative proceedings and investigations of various types in a number of jurisdictions. A number of such matters involve, or may involve, claims for a material amount of damages and relate to or allege environmental liabilities, including clean-up costs associated with hazardous waste disposal sites, natural resource damages, property damage and personal injury.

Internal Review of Customer Incentive, Commission and Promotional Payment Practices

In 2009 and 2010, we conducted a review of various customer incentives, commission and promotional payment practices in the Europe, Middle East and Africa region of our business. This review – conducted under the oversight of the Audit Committee of the Board of Directors and with the assistance of outside counsel and forensic accounting consultants – identified evidence of suspicious payments to persons in certain Central Asian countries and activity intended to conceal the nature of such payments. The amounts of these payments were reflected in our books and records, but not recorded transparently, including payments redirected to persons other than the customers, distributors or agents specified in particular transactions. We disclosed the findings of our review to the Securities Exchange Commission (“SEC”). In 2012, the SEC staff advised us that it did not intend to recommend enforcement action by the Commission. Following our review, we have strengthened our worldwide internal controls relating to customer incentives and sales agent commissions and further enhanced our global policy prohibiting improper payments.

17)	RELATED PARTY TRANSACTIONS

Combined Statements of Income

The Chemtura AgroSolutions Business receives services and support functions from Chemtura for the following functions among others: information technology, legal services, accounting and finance services, human resources, marketing and product support, product development, customer support, treasury, facility and other corporate and infrastructural services. The costs associated with these services generally include employee related costs, including payroll and benefit costs as well as overhead costs related to the support functions. Functional costs are allocated to the Chemtura AgroSolutions Business based on measures including, but not limited to, headcount and revenue. Total allocated expenses recorded in these combined financial statements were as follows:

	Nine months ended September 30,

(In thousands)	2014	2013
Cost of goods sold	$3,843	$3,974
Selling, general and administrative	17,185	16,905
Depreciation and amortization on shared assets	3,169	2,361
Research and Development	8	4
Facility closures, severance and related benefit	-	(282)

	$24,205	$22,962

Combined Statements of Net Parent Investment

For purposes of these financial statements, amounts due from/to Chemtura and other non-Chemtura AgroSolutions subsidiaries of Chemtura, as well as accumulated foreign currency translation adjustments, have been included in Net Parent Investment.

As discussed in Note 1, Chemtura uses a centralized approach for domestic cash management and to finance its operations. During the periods covered by these combined financial statements, domestic cash receipts were collected by Chemtura on a regular basis while the Chemtura AgroSolutions Business’ domestic cash disbursements were funded through Chemtura’s cash accounts. These transactions are reflected in Net Parent Investment.

The Chemtura AgroSolutions Business does not file separate tax returns in the United States, but rather are included in the Federal and state income tax returns filed by Chemtura and its domestic subsidiaries in various domestic jurisdictions. The current Federal and state provisions for the Chemtura AgroSolutions Business is calculated on a stand-alone basis with the offsetting amounts recorded to Net Parent Investment.

18)	SUBSEQUENT EVENTS

On October 7, 2014, our ISEM joint venture was liquidated and dissolved.